Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2014, included in the Annual Report on Form 10-K of Crestwood Equity Partners LP (formerly Inergy, L.P.) for the year ended December 31, 2013, with respect to the consolidated financial statements and schedules of Crestwood Equity Partners LP (formerly Inergy, L.P.) as of and for the year ended December 31, 2013 and the effectiveness of internal control over financial reporting of Crestwood Equity Partners LP (formerly Inergy, L.P.), incorporated by reference in this Form 10-K/A.
/s/ Ernst & Young LLP

Houston, Texas
March 4, 2014